Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6486

Media Inquiries:
Jenna M. Soule
Sr. Manager, Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. to Acquire

OneEighty Communications

Minneapolis, Minn. – August 9, 2006: (NASDAQ: ESCH) Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced that it has a signed definitive agreement to acquire OneEighty Communications, Inc. (OneEighty), a competitive services provider based in Billings, Montana.

OneEighty provides services primarily in Montana and has $7.2 million in annual revenue. Eschelon will pay approximately $9.5 million in cash to acquire OneEighty. Eschelon expects that through market growth and leveraging its size and existing investments in infrastructure it can increase annualized EBITDA from $2.0 million (pre-synergies) to $3.5 million (post-synergies) in 12-18 months after the transaction closes. The transaction is expected to close by the end of the third quarter of 2006.

 “This transaction combines the financial and operational resources of Eschelon with the local presence of OneEighty to enable the company to continue providing the highest level of service to customers while maintaining competitive prices,” stated Richard A. Smith, President and Chief Executive Officer of Eschelon Telecom, Inc. “OneEighty fits our acquisition filters well as it has focused on the medium and small business segment, is in the Qwest operating territory, and is EBITDA and cash flow positive. Those factors, combined with its significant local presence in Montana are what attracted us to OneEighty. Before our acquisition of Oregon Telecom we established an objective of acquiring $100M of competitive local exchange carrier revenue over a two to three-year period. With the acquisitions of Oregon Telecom and Mountain Telecommunications, which is pending regulatory approval, and now OneEighty we have acquired approximately $50 million in revenue – we’re getting closer to our goal,” said Smith.

Chris Dimock, President and CEO of OneEighty Communications, Inc. said, “Strategically, this is a great opportunity for OneEighty, its employees and customers. OneEighty has built its reputation by providing innovative products, carrier-class stability and outstanding local customer care. In joining with a much larger organization, we can enhance these traditional strengths by leveraging the skills and infrastructure that have made Eschelon a leading competitive services provider.”

With the completion of this transaction, Eschelon will expand its network footprint to the Montana markets of Billings and Bozeman.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 23 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products. Eschelon currently employs approximately 1,300 telecommunications/Internet professionals, serves over 60,000 business customers and has over 500,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California. For more information, please visit our web site at www.eschelon.com

About OneEighty Communications, Inc.

Founded in 1995, OneEighty Communications is a leading integrated communications provider of facilities-based telecommunications solutions in Montana. Delivering voice and data services over high-speed, broadband connections, OneEighty Communications offers business customers a local choice in communications solutions including local and long distance, Internet access, web hosting, and data services.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, difficulties inherent in making and integrating acquisitions, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

TRANSACTION INFORMATION SHEET

(all data as of 03/31/06)

Parties	Eschelon Telecom, Inc.	OneEighty Communications, Inc.	TOTAL
Public/Private	Public	Private	Public
Company Description

Eschelon Telecom, Inc., headquartered in Minneapolis, was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. The company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.

OneEighty Communications, headquartered in Billings, Montana, is a leading integrated communications provider of facilities-based telecommunications solutions in Montana. OneEighty offers business customers local and long distance, Internet access, web hosting, collocation and data transport services.

The combined company will be a leading facilities-based regional CLEC focused on small and medium sized business customers in key western states.
Switches	12 Voice, 13 Data	1 Voice, 2 Data	13 Voice, 15 Data
Collocations	125	3	128
Primary Markets Served

Oregon
Portland/Eugene/Salem
Bend/Medford
Klamath Falls/Newport
Albany/Roseburg
Washington
Seattle/Tacoma/Everett
Bellingham/Olympia/ Yakima

Minneapolis/St. Paul, MN
Denver/Boulder, CO
Phoenix, AZ
Salt Lake City, UT
Reno, NV
Santa Rosa, CA

Montana Billings Bozeman

Oregon
Portland/Eugene/Salem
Bend/Medford
Klamath Falls/Newport
Albany/Roseburg
Washington
Seattle/Tacoma/Everett
Bellingham/Olympia/ Yakima
Montana
Billings
Bozeman

Minneapolis/St. Paul, MN
Denver/Boulder, CO
Phoenix, AZ
Salt Lake City, UT
Reno, NV
Santa Rosa, CA

Primary States Served	Oregon Washington Minnesota Colorado Arizona Utah Nevada California	Montana	Oregon Washington Minnesota Montana Colorado Arizona Utah Nevada California
RBOC Territory	Qwest Verizon SBC	Qwest	Qwest Verizon SBC
2005 Revenue	$228 Million	$7Million	$235 Million

TRANSACTION HIGHLIGHTS

ESCHELON TELECOM, INC.

Transaction Summary

•                                Eschelon will pay approximately $9.5 million cash for OneEighty Communications, Inc. with closing expected in Q3 2006.

•                                Closing is subject to customary regulatory approvals.

•                                Eschelon will increase its footprint within the Qwest territory.

•                                This transaction provides an opportunity to leverage the best practices of Eschelon and OneEighty while selectively integrating operations and customer service.

•                                The companies will continue to operate independently until the transaction closes.

Contact Information	Investor Relations: Geoffrey M. Boyd Chief Financial Officer Eschelon Telecom, Inc. 612-436-6486 Media Inquiries: Jenna M. Soule Sr. Manager, Communications Eschelon Telecom, Inc. 612-436-6426